Exhibit 99.1

ADM Reports Second Quarter 2026 Results

Reports second quarter 2026 EPS2 of $1.87 and adjusted EPS1,2 of $1.84
Raises full-year 2026 adjusted EPS guidance on strong commercial and operational execution, constructive biofuels environment, and momentum in Nutrition

CHICAGO, August 4, 2026—ADM (NYSE: ADM) today reported financial results for the quarter ended June 30, 2026 and updated its full-year 2026 outlook.

2Q26 Key Takeaways:
•Net earnings of $908 million, with adjusted net earnings1 of $895 million
•EPS2 of $1.87, with adjusted EPS1,2 of $1.84

2026 Outlook3:
•ADM now expects 2026 adjusted EPS1,2 of approximately $5.15 to $5.60, up from the prior adjusted EPS1,2 guidance range of $4.15 to $4.70
•The updated outlook reflects expected year-over-year earnings improvement in ADM's crushing and ethanol businesses, as the Company expects to continue capitalizing on the constructive margin environment through disciplined execution. That environment stems primarily from the finalized 2026 and 2027 renewable volume obligations ("RVO") under the U.S. Renewable Fuel Standard in March 2026, supported by global trade dynamics and elevated energy prices. Additionally, performance continues to improve in Nutrition
•Continuing to monitor external factors across the macroeconomic, geopolitical, policy, and trade environments
•Capital expenditures continue to be projected to be in the range of $1.3 billion to $1.5 billion

"ADM delivered robust second-quarter financial and operating results," said Juan Luciano, Chair of the Board and CEO. "Segment operating profit rose significantly year-over-year and sequentially, with broad-based growth across all three segments—driven by strong commercial and operational execution by the team, a constructive biofuels environment, and momentum in Nutrition, led by Flavors. These results, and the expectations we have into the back half of this year, give us confidence to again raise our 2026 earnings outlook.”

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1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

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Second Quarter and Year-to-Date 2026 Results

2Q26 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
2Q26	$1,088	$1.87
Percent change vs. 2Q 2025	NM3	NM3
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
2Q26	$1,450	$1.84
Percent change vs. 2Q 2025	75%	98%

YTD 2026 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
YTD 2026	$1,472	$2.49
Percent change vs. YTD 2025	133%	135%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
YTD 2026	$2,214	$2.56
Percent change vs. YTD 2025	40%	57%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

Summary of Second Quarter and Year-to-Date 2026

For the second quarter of 2026, earnings before income taxes were $1.1 billion, compared to the prior year quarter of $279 million. EPS2 on a GAAP basis was $1.87, representing an increase of $1.42 compared to the prior year quarter EPS of $0.45. Adjusted EPS1,2 was $1.84, an increase of $0.91 compared to the prior year quarter of $0.93.

Total second quarter segment operating profit1 was $1.5 billion, an increase of 75% compared to the prior year quarter. This excludes net specified item gains of $18 million.

Earnings before income taxes were $1.5 billion year-to-date in 2026, compared to the prior year period of $632 million. Total segment operating profit1 was $2.2 billion year-to-date in 2026, up 40% versus the prior year period. EPS2 on a GAAP basis was $2.49, up $1.43 versus the prior year period, and adjusted EPS1,2 was $2.56, up $0.93 versus the prior year period.
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2Q26 Segment Overview
($ in millions)	2Q 2026	2Q 2025	% Change
Total Segment Operating Profit[1]	$1,450	$830	75%
Segment Operating Profit:
Ag Services & Oilseeds	867	379	129%
Carbohydrate Solutions	411	337	22%
Nutrition	172	114	51%

YTD 2026 Segment Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Total Segment Operating Profit[1]	$2,214	$1,577	40%
Segment Operating Profit:
Ag Services & Oilseeds	1,140	791	44%
Carbohydrate Solutions	767	576	33%
Nutrition	307	210	46%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Agriculture Services and Oilseeds Summary (AS&O)

AS&O segment operating profit was $867 million for the second quarter of 2026, an increase of 129% compared to the prior year quarter. The increase was primarily due to margin expansion across the segment, most notably in Ag Services and North American crushing, which was supported by the RVO and elevated global energy prices. Current quarter results included around $100 million of net positive mark-to-market and timing impacts, primarily attributable to the Crushing subsegment, with a modest benefit attributable to the Ag Services subsegment, partially offset by a net negative impact attributable to Refined Products and Other subsegment.

Ag Services subsegment operating profit was 159% higher compared to the prior year quarter, primarily as a result of strategically leveraging ADM's global asset network in a complex operating environment to deliver value across the agricultural supply chain. Further, South American operations benefited from the grain export terminal in Barcarena, Brazil, returning to full operations, and increased soybean exports which were supported by higher farmer selling.

Crushing subsegment operating profit increased by $330 million compared to the prior year quarter. The increase was attributable to strong execution by the team in an improved margin environment. Global oilseed volumes increased by approximately 5% compared to the prior year quarter, in part due to improved asset utilization. Margin strength was supported by a constructive environment for biofuels, which was underpinned by the RVO, higher global energy prices, and positive net mark-to-market and timing impacts. Further, stable soybean meal prices supported strong global meal demand, resulting in record meal exports from Brazil and the U.S.

Refined Products and Other subsegment operating profit was 3% lower compared to the prior year quarter. The decrease largely resulted from net negative mark-to-market and timing impacts in the second quarter of 2026. Underlying regional performance was mixed, with strong North American and European biodiesel margins partially offset by net negative mark-to-market timing impacts and supply and demand imbalances in South America impacting local margins.

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Equity earnings from the company’s investment in Wilmar were approximately 22% lower compared to the prior year quarter.

2Q 2026 AS&O Overview
($ in millions)	2Q 2026	2Q 2025	% Change
Segment Operating Profit	$867	$379	129%
Ag Services	293	113	159%
Crushing	363	33	NM1
Refined Products and Other	151	156	(3)%
Wilmar	60	77	(22)%

YTD 2026 AS&O Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$1,140	$791	44%
Ag Services	493	272	81%
Crushing	284	79	NM1
Refined Products and Other	237	291	(19)%
Wilmar	126	149	(15)%
1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and the other period includes a loss are considered not meaningful.

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $411 million for the second quarter of 2026, an increase of 22% compared to the prior year quarter. The increase primarily reflected robust North American ethanol margins, including policy incentives. The RVO, elevated global energy prices, and lower U.S. corn prices together gave ethanol an economic advantage over competing blendstocks, driving both higher domestic blend rates and favorable industry-wide exports.

Starches and Sweeteners subsegment operating profit increased by 7% compared to the prior year quarter, primarily due to higher ethanol margins related to ADM’s corn wet-milling ethanol operations, including policy incentives. This strength was partially offset by lower liquid sweetener volumes and margins, most notably in North America, while global starch volumes and margins stabilized.

Vantage Corn Processors subsegment operating profit increased by $52 million compared to the prior year quarter, as ADM’s corn dry-milling ethanol operations benefited from strengthening ethanol margins, supported by policy incentives and effective risk management.

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2Q26 Carbohydrate Solutions Overview
($ in millions)	2Q 2026	2Q 2025	% Change
Segment Operating Profit	$411	$337	22%
Starches and Sweeteners	326	304	7%
Vantage Corn Processors	85	33	158%

YTD 2026 Carbohydrate Solutions Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$767	$576	33%
Starches and Sweeteners	555	511	9%
Vantage Corn Processors	212	65	NM1

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and the other period includes a loss are considered not meaningful

Nutrition Summary

Nutrition segment operating profit was $172 million for the second quarter of 2026, representing a 51% increase compared to the prior year quarter. The year-over-year increase was attributable to improved performance in both the Human Nutrition and Animal Nutrition subsegments.

Human Nutrition subsegment operating profit was 51% higher compared to the prior year quarter, largely driven by Flavors growth, supported by seasonal momentum, and continued progress at the Decatur East plant.

Animal Nutrition subsegment operating profit was 50% higher compared to the prior year quarter, due to operational improvements and benefits from portfolio actions taken during 2025.

2Q26 Nutrition Overview
($ in millions)	2Q 2026	2Q 2025	% Change
Segment Operating Profit	$172	$114	51%
Human Nutrition	139	92	51%
Animal Nutrition	33	22	50%

YTD 2026 Nutrition Overview
($ in millions)	YTD 2026	YTD 2025	% Change
Segment Operating Profit	$307	$210	46%
Human Nutrition	243	168	45%
Animal Nutrition	64	42	52%

Corporate and Other Business Summary

For the second quarter of 2026, Corporate results improved, reflecting the non-recurrence of prior-year quarter impairment losses and lower financing costs, partially offset by higher performance-based compensation. Other Business’s contribution to operating profit decreased in the current year quarter primarily due to lower captive insurance results.
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Conference Call Information

ADM will host a webcast today, August 4, 2026, at 7:30 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical or current fact included in this press release, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “forecast”, “will,” “should,” “can have,” “likely,” “goals,” “objectives,” “priorities,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its future results of operations and underlying assumptions, as well as growth opportunities, operational execution and improvements, progress on Company priorities, changes to the margin environment, earnings improvements, future demand, future investments, policy changes, capital allocation priorities and actions, the biofuels environment, global trade and tariff conditions, energy prices, and global market volatility are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, adverse weather conditions, accidents, explosions, fires, war or acts of terrorism, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand, as well as risks relating to global and regional economic downturns; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including those related to trade, tariffs, sanctions, biofuels, sustainability, food safety and quality, the environment, tax, and financial markets; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions, as well as other risks related to the disruption of global markets and trade flows; (5) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; (6) risks relating to the Company’s execution of its strategic priorities, including achieving cost reductions and operational improvements, organic and inorganic growth and innovation in its products and services; (7) risks related to the Company’s technology systems and cybersecurity incidents; and (8) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as may be updated in subsequent Quarterly Reports
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on Form 10-Q. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Except to the extent required by law, the Company does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA. EBITDA is defined as earnings before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA
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by removing the impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital. Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Forecasted GAAP Earnings Reconciliation. ADM is not presenting forecasted GAAP earnings per diluted share, forecasted net earnings, forecasted total debt, or forecasted effective tax rate, or a quantitative reconciliation of those metrics to forecasted adjusted earnings per diluted share, forecasted adjusted EBITDA, forecasted net debt, or forecasted adjusted effective tax rate, respectively, in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Mark-to-market and timing impact

Mark-to-market and timing impacts represent changes in agricultural commodity pricing and foreign currency market factors and are not necessarily reflective of the operating performance of our business. Mark-to-market and timing impacts represent the estimated net unrealized gain and loss impacts of market factor changes on the valuation of certain of our merchandisable commodity inventories (including certain commodity inventories valued at the lower of cost or market), cash purchase and sales contracts, and futures and foreign currency contracts. The final mark-to-market and timing impacts will be realized when the underlying inventory, cash purchase and sales contracts, and futures and foreign currency contracts are settled.

Media Contact
Brett Lutz
media@adm.com

Investor Relations
Kate Walsh
Kathryn.Walsh@adm.com

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Six months ended
	June 30,			June 30,
(In millions)	2026	2025	Change	2026	2025	Change

Segment Operating Profit
Ag Services and Oilseeds	$867	$379	$488	$1,140	$791	$349
Ag Services	293	113	180	493	272	221
Crushing	363	33	330	284	79	205
Refined Products and Other	151	156	(5)	237	291	(54)
Wilmar	60	77	(17)	126	149	(23)

Carbohydrate Solutions	$411	$337	$74	$767	$576	$191
Starches and Sweeteners	326	304	22	555	511	44
Vantage Corn Processors	85	33	52	212	65	147

Nutrition	$172	$114	$58	$307	$210	$97
Human Nutrition	139	92	47	243	168	75
Animal Nutrition	33	22	11	64	42	22

Corporate Results	$(460)	$(498)	$38	$(883)	$(939)	$56

Interest expense - net	(103)	(112)	9	(208)	(212)	4
Unallocated corporate function costs	(374)	(294)	(80)	(718)	(647)	(71)
Other income - net	19	7	12	50	24	26
Specified items:
Impairment, exit, restructuring charges, and settlement contingencies	(2)	(99)	97	(7)	(104)	97

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in millions, except per share amounts)

Revenues	$22,681	$21,166	$43,171	$41,341
Cost of products sold	20,746	19,796	40,014	38,791
Gross Profit	1,935	1,370	3,157	2,550
Selling, general, and administrative expenses	1,026	911	1,987	1,843
Asset impairment, exit, and restructuring costs	13	137	25	175
Equity in (earnings) of unconsolidated affiliates	(142)	(134)	(231)	(278)
Interest and investment (income) expense	(116)	70	(241)	(68)
Interest expense	148	159	297	317
Other (income) - net	(82)	(52)	(152)	(71)
Earnings Before Income Taxes	1,088	279	1,472	632
Income tax expense	176	62	257	123
Net Earnings Including Non-controlling Interests	912	217	1,215	509

Less: Net earnings (loss) attributable to non-controlling interests	4	(2)	9	(5)
Net Earnings Attributable to ADM	$908	$219	$1,206	$514

Diluted earnings per common share	$1.87	$0.45	$2.49	$1.06

Weighted average number of shares outstanding – diluted	485	484	485	484

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Summary of Financial Condition
(unaudited)

	June 30, 2026	June 30, 2025
	(in millions)
Net Investment In
Cash and cash equivalents	$1,060	$1,057
Short-term marketable securities	33	9
Operating working capital	8,254	8,377
Property, plant, and equipment	10,979	11,142
Investments in affiliates	5,901	5,175
Goodwill and other intangibles	6,498	7,036
Other non-current assets	2,350	2,351
	$35,075	$35,147
Financed By
Short-term debt	$407	$856
Long-term debt, including current maturities	7,604	8,372
Deferred liabilities	3,192	3,232
Temporary equity	292	249
Shareholders’ equity	23,580	22,438
	$35,075	$35,147

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Summary of Cash Flows
(unaudited)

	Six months ended
	June 30
	2026	2025
	(in millions)
Cash flows from operating activities (1)
Net earnings including non-controlling interests	$1,215	$509
Depreciation and amortization	586	578
Asset impairment charges	5	105
(Gain) loss on asset contributions, sales and investment revaluation, net	(85)	150
Other – net	38	(109)
Other changes in operating assets and liabilities	(460)	2,723
Net cash provided by operating activities	1,299	3,956

Cash flows from investing activities
Capital expenditures	(466)	(596)
Net assets of businesses acquired	—	(95)
Proceeds from sales of assets, businesses and investments	56	41
Purchases of marketable securities	—	(11)
Proceeds from sales of marketable securities	6	267
Other – net	31	3
Net cash used in investing activities	(373)	(391)

Cash flows from financing activities
Long-term debt payments	(5)	—
Net repayments under lines of credit agreements	(389)	(1,057)
Cash dividends	(510)	(495)
Acquisition of non-controlling interest	—	(4)
Other – net	(51)	(23)
Net cash used in financing activities	(955)	(1,579)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(19)	34
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(48)	2,020
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	5,505	3,924
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,457	$5,944

1 Cash flows from operations before working capital is a Non-GAAP financial measure. Cash flows from operations before working capital year-to-date 2026 was $1.8 billion, calculated as cash flows provided by operating activities of $1.3 billion, adjusted for changes in working capital of $(460) million. Cash flows from operations before working capital year-to-date 2025 was $1.2 billion, calculated as cash flows provided by operating activities of $4.0 billion, adjusted for changes in working capital of $2.7 billion for year-to-date 2025.
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Segment Operating Analysis
(unaudited)

	Quarter ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	9,477	9,051	18,776	18,142
Corn	4,736	4,614	9,278	9,195

	Quarter ended		Six months ended
	June 30,		June 30,
	2026	2025	2026	2025
	(in millions)
Revenues
Ag Services and Oilseeds	$17,916	$16,269	$33,917	$31,944
Carbohydrate Solutions	2,757	2,792	5,316	5,362
Nutrition	1,902	1,993	3,707	3,810
Total Segment Revenues	22,575	21,054	42,940	41,116
Other Business	106	112	231	225
Total Revenues	$22,681	$21,166	$43,171	$41,341

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended			Six months ended
	June 30			June 30
(In millions)	2026	2025	Change	2026	2025	Change

Earnings before income taxes	$1,088	$279	$809	$1,472	$632	$840
Other Business (earnings)	(80)	(94)	14	(133)	(190)	57
Corporate	460	498	(38)	883	939	(56)
Specified items:
(Gain) on sales of assets and businesses	(21)	(8)	(13)	(83)	(8)	(75)
Impairment, exit, restructuring charges, and settlement contingencies	3	224	(221)	20	273	(253)
(Gain) on contract termination	—	(69)	69	—	(69)	69
ADM's share of equity method investment non-recurring charges	$—	$—	$—	$55	$—	$55
Total Segment Operating Profit	$1,450	$830	$620	$2,214	$1,577	$637

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended June 30,				Six months ended June 30,
	2026		2025		2026		2025
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and reported EPS (diluted)	$908	$1.87	$219	$0.45	$1,206	$2.49	$514	$1.06
Adjustments:
(Gain) on sales of assets and businesses (a)	(19)	(0.04)	(6)	(0.01)	(66)	(0.13)	(6)	(0.01)
Impairment, exit, restructuring charges, and settlement contingencies (b)	6	0.01	291	0.60	35	0.07	334	0.69
ADM's share of equity method investment non-recurring charges (c)	—	—	—	—	55	0.11	—	—
(Gain) on contract termination (d)	—	—	(52)	(0.11)	—	—	(52)	(0.11)
Certain discrete tax adjustments (e)	—	—	—	—	10	0.02	—	—
Total adjustments	(13)	(0.03)	233	0.48	34	0.07	276	0.57
Adjusted net earnings and adjusted diluted EPS	$895	$1.84	$452	$0.93	$1,240	$2.56	$790	$1.63

(a)Current year quarter gains of $21 million ($19 million after tax) includes gains from sales of assets, tax effected using the applicable income tax rate. Current YTD gains of $83 million ($66 million after tax) includes gains from contribution of assets to joint venture arrangements, tax effected using the applicable income tax rate. Prior year quarter and YTD amounts of $8 million ($6 million after tax) were related to the gain from the sale of a facility, tax effected using the Company’s U.S. income tax rate.
(b)Current year quarter and YTD charges of $5 million and $40 million ($6 million and $35 million after tax), respectively, were primarily driven by charges related to inventory adjustments and contingent settlements, tax effected using the applicable tax rates. Prior year quarter and YTD charges of $323 million and $377 million pretax ($291 million and $334 million after tax), respectively, were primarily driven by impairment of certain investments, impairment of long lived assets and other restructuring charges pursuant to the Company’s portfolio optimization efforts, and contingent settlements, tax effected using the applicable tax rates.
(c)Current year YTD charges of $55 million were driven by the Company’s share of non-recurring charges related to provisions recorded by Wilmar.
(d)Prior year quarter and YTD gains of $69 million ($52 million after tax) relate to the recognition of income due to a cancelled contract with a cost method investee, tax effected using the applicable income tax rate.
(e)Discrete tax adjustment relates to the non-recurring impact of updated tax regulations.

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Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	June 30, 2026	June 30, 2026

Net earnings attributable to ADM	$108	$456	$298	$908	$1,770
Adjustments:
Interest expense(1)	106	108	111	107	432
Tax on interest	(25)	(26)	(26)	(25)	(102)
Total ROIC Earnings	189	538	383	990	2,100
Other adjustments, net of tax	341	(35)	47	(13)	340
Total Adjusted ROIC Earnings	$530	$503	$430	$977	$2,440

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	June 30, 2026	Quarter Average

Equity(2)	$22,494	$22,733	$22,804	$23,573	$22,901
Interest-bearing liabilities(3)	7,956	8,509	9,426	8,107	8,500
Total Invested Capital	30,450	31,242	32,230	31,680	31,401
Other adjustments, net of tax	341	(35)	47	(13)	85
Total Adjusted Invested Capital	$30,791	$31,207	$32,277	$31,667	$31,486

Return on Invested Capital					6.7%
Adjusted Return on Invested Capital					7.8%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

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Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Sep. 30, 2025	Dec. 31, 2025	Mar. 31, 2026	June 30, 2026	June 30, 2026	June 30, 2025
			(in millions)
Net earnings	$108	$456	$298	$908	$1,770	$1,099
Net earnings (loss) attributable to non-controlling interests	2	(2)	5	4	9	(11)
Income tax expense	37	22	81	176	316	319
Interest expense(1)	106	108	111	107	432	488
Depreciation and amortization(2)	295	296	289	292	1,172	1,145
EBITDA	548	880	784	1,487	3,699	3,040
(Gain) on sales of assets and businesses	(31)	—	(62)	(21)	(114)	(19)
Impairment, exit, restructuring charges, and settlement contingencies	261	293	35	5	594	865
ADM's share of equity method investment non-recurring charges and (gains), net	163	(254)	55	—	(36)	—
(Gain) on contract termination	—	—	—	—	—	(69)
Expenses related to acquisitions	—	—	—	—	—	3
Railroad maintenance expense	12	47	—	1	60	64
Adjusted EBITDA	$954	$965	$812	$1,472	$4,203	$3,884

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $3 million, $9 million, $4 million, and $1 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended September 30, 2025, December 31, 2025, March 31, 2026, and June 30, 2026, respectively.

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